Exhibit 99.1

News Release

MEDIA:	ANALYSTS:	Corporate Affairs
Ken Herz	Steve Lackey	One Mellon Center
(412) 234-0850	(412) 234-5601	Pittsburgh, PA 15258-0001

FOR IMMEDIATE RELEASE

MELLON COMPLETES PREVIOUSLY-ANNOUNCED CORPORATE GOVERNANCE REVIEW

PITTSBURGH, October 19, 2006 — Mellon Financial Corporation announced that it has completed a previously-announced review of the Corporation’s corporate governance arrangements relating to unsolicited takeover efforts.

Decisions resulting from this analysis are the following:

•	Mellon will permit the Corporation’s Shareholder Protection Rights Agreement to expire on October 31, 2006 in accordance with its terms.

•	Mellon will propose and recommend to shareholders at the 2007 annual meeting of shareholders the elimination of the 75 percent outstanding shares voting requirement to amend By-Law provisions affecting Board structure.

•	As previously disclosed, the Board will propose and recommend to shareholders at the 2007 annual meeting of shareholders an amendment to the By-Laws to declassify the Board of Directors. Once fully phased in, and with the phase-in beginning with the election of Directors in 2007, the entire Board of Directors will stand for election at each annual meeting.

•	In connection with the proposal to declassify the Board of Directors, Mellon will propose and recommend to shareholders at the 2007 annual meeting of shareholders an amendment to the By-laws to eliminate the 75 percent outstanding shares voting requirement to remove one or more Directors without cause.

•	The Board is also reviewing the current system of plurality voting for directors in light of the various government and private sector initiatives underway, and plans to make a decision on this matter at its February 2007 meeting.

“Mellon has long been a leader in corporate governance, and we are justifiably proud of our record,” said Lead Director Wesley W. von Schack. “Our standards are embedded in a corporate culture that emphasizes accountability, transparency and high ethical standards.”

Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing asset management, private wealth management, asset servicing and payment solutions and investor services. Mellon has approximately $5.3 trillion in assets under management, administration or custody, including $918 billion under management. News and other information about Mellon is available at www.mellon.com.

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